Exhibit 99.2

August 31, 2017

Special Committee of the Board of Directors

HSN, Inc.

1 HSN Drive

St. Petersburg, FL 33729

Re:                       Registration Statement on Form S-4 of
Liberty Interactive Corporation, filed August 31, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated July 5, 2017 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than the Liberty Related Entities (as defined in the Opinion Letter) and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of HSN, Inc. (the “Company”) of the exchange ratio of 1.65 shares of Series A QVC Group Common Stock, par value $0.01 per share of Liberty Interactive Corporation to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of July 5, 2017, by and among Liberty Interactive Corporation, Liberty Horizon, Inc., a wholly owned subsidiary of Liberty Interactive Corporation, and the Company.

The Opinion Letter is provided for the information and assistance of the Special Committee of the Board of Directors of the Company (the “Special Committee”) and, at the Special Committee’s request, for the information and assistance of the Board of Directors of the Company, in connection with their consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers,” “Risk Factors — Risks Relating to the Merger,” “Information About the Merger — Background of the Merger,” “Information About the Merger — HSN’s Purpose and Reasons for the Merger and Other Proposals; Recommendations of the Special Committee and HSN Board; Fairness of the Merger,” and “Information About the Merger — Opinion of the Special Committee Financial Advisor (Goldman Sachs)” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)